Exhibit 99.1

NEWS RELEASE

Contacts:	James E. Braun, CFO
Newpark Resources, Inc.
281-362-6800

Ken Dennard, Managing Partner
Dennard Rupp Gray & Easterly, LLC
ksdennard@drg-e.com
713-529-6600
NEWPARK RESOURCES REPORTS 2008 THIRD QUARTER RESULTS
Income from continuing operations increased 53% to $0.13 per diluted share
THE WOODLANDS, TX — October 30, 2008 — Newpark Resources, Inc. (NYSE: NR) today announced results for its third quarter ended September 30, 2008. Total revenues were $211.6 million for the third quarter of 2008 compared to $153.8 million for the third quarter of 2007. The Company reported income from continuing operations of $11.7 million, or $0.13 per diluted share, compared to $7.6 million, or $0.08 per diluted share, in the third quarter of 2007. Net income was $10.4 million, or $0.12 per diluted share, compared to $7.4 million, or $0.08 per diluted share, in the third quarter of 2007.
Paul Howes, President and Chief Executive Officer of Newpark, stated, “I am very pleased with our third quarter results as we continue to realize the benefits from our strategic investments in new markets and revenue streams. Our core drilling fluids and engineering segment performed exceptionally well both domestically and internationally, with revenues increasing 45% year-to-year and 12% sequentially. Meanwhile, we expect to sign the Lot B contract with Petrobras in November, which serves as another key milestone in our efforts to expand into the deepwater market in Brazil.
“Looking ahead, the volatility in credit markets and commodity prices has created an uncertain outlook for drilling activity. Accordingly, we have sharpened our focus on ensuring that we have plans in place to react quickly to market changes and meet the needs of our customers. We believe we are well positioned to continue gaining share in the markets we serve during these unsettling times.”

SEGMENT RESULTS
The Fluids Systems and Engineering segment generated revenues of $189.0 million and a 13.5% operating margin in the third quarter of 2008 compared to revenues of $130.0 million and an 11.9% operating margin during the third quarter of 2007. Third quarter 2008 revenues were driven by strong growth in both the North American and Mediterranean regions. North American revenues increased 43% over the third quarter of 2007 on solid revenue gains from both the U.S. and Canadian markets, while Mediterranean revenues increased 27% compared to the third quarter of 2007. Brazil also contributed to revenue growth, generating a $4.7 million increase in the third quarter of 2008 as the Company continues to expand its presence in the Brazilian market.
The Mats and Integrated Services segment generated revenues of $22.6 million and a 5.0% operating margin in the third quarter of 2008 compared to revenues of $23.8 million and a 19.1% operating margin in the third quarter of 2007. The decline in revenues is attributable to a $1.6 million decrease in composite mat sales, partially offset by higher mat rental and related services revenue. The third quarter 2008 results included $0.9 million of expenses for the transportation of composite mats to the United Kingdom for rental use in the utility industry.
SHARE REPURCHASE PROGRAM UPDATE
As previously announced, Newpark’s Board of Directors approved a stock repurchase program in February 2008, authorizing the Company to purchase up to $25.0 million of outstanding shares of Newpark common stock. During the third quarter of 2008, the Company repurchased 732,195 shares for an aggregate price of $5.1 million. As of September 30, 2008, the Company has repurchased 2,618,195 outstanding shares for an aggregate price of $15.1 million, an average per share price of $5.77.
ENVIRONMENTAL SERVICES UPDATE
On October 23, 2008, the Federal Trade Commission (“FTC”) filed suit seeking a Temporary Restraining Order and Preliminary Injunction to prevent the Company and CCS, Inc. from concluding the previously announced sale of the Company’s environmental services business. The FTC alleges that the proposed combination of CCS and the Company’s environmental services business would have an anti-competitive impact on the alleged markets.

The Company disagrees with the FTC’s position and intends to oppose the FTC’s request to obtain a preliminary injunction to prevent consummation of the proposed transaction.
CONFERENCE CALL
In conjunction with this release, Newpark has scheduled a conference call, which will be broadcast live over the Internet, on Friday, October 31, 2008 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial (303) 262-2137 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through November 7, 2008 and may be accessed by dialing (303) 590-3000 and using pass code 11119474#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2007, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the instability and effect of the credit and capital markets on the economy in general and the oil and gas industry in particular, the access to the credit markets by both Newpark and Newpark’s customers, the outlook for drilling activity in North America and the rest of the world, Newpark’s successful completion of the proposed sale of the environmental business, the investigation of the certain accounting matters by the Securities and Exchange Commission; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Consolidated Statements of Operations

	Three Months		Nine Months
(Unaudited)	Ended September 30,		Ended September 30,
(In thousands, except per share data)	2008	2007	2008	2007

Revenues	$211,568	$153,778	$584,067	$453,024

Cost of revenues	184,836	133,756	515,656	393,176

	26,732	20,022	68,411	59,848

General and administrative expenses	6,816	4,567	16,593	17,833

Operating income	19,916	15,455	51,818	42,015

Foreign currency exchange loss (gain)	36	(57)	133	(279)
Interest expense, net	2,499	3,950	8,375	12,182

Income from continuing operations before income taxes	17,381	11,562	43,310	30,112
Provision for income taxes	5,714	3,950	14,301	10,586

Income from continuing operations	11,667	7,612	29,009	19,526
(Loss) income from discontinued operations, net of tax	(1,249)	(229)	2,762	2,563
Loss from disposal of discontinued operations, net of tax	—	—	—	(2,173)

Net income	$10,418	$7,383	$31,771	$19,916

Basic weighted average common shares outstanding	88,682	90,085	89,227	89,965
Diluted weighted average common shares outstanding	89,109	90,542	89,569	90,503

Income per common share (basic and diluted):
Income from continuing operations	$0.13	$0.08	$0.32	$0.22
(Loss) income from discontinued operations	(0.01)	—	0.03	—

Net income per common share	$0.12	$0.08	$0.35	$0.22

Newpark Resources, Inc.
Operating Segment Results

(Unaudited)	Three Months Ended
(In thousands)	September 30, 2008	June 30, 2008	September 30, 2007

Segment revenues
Fluids systems and engineering	$188,975	$169,128	$129,986
Mats and integrated services	22,593	24,904	23,792

Total segment revenues	$211,568	$194,032	$153,778

Segment operating income
Fluids systems and engineering	$25,601	$18,104	$15,467
Mats and integrated services	1,131	2,417	4,555

Total segment operating income	$26,732	$20,521	$20,022

Segment operating margin
Fluids systems and engineering	13.5%	10.7%	11.9%
Mats and integrated services	5.0%	9.7%	19.1%

Total segment operating margin	12.6%	10.6%	13.0%

Newpark Resources, Inc.
Consolidated Balance Sheets

	September 30,	December 31,
(In thousands, except share data)	2008	2007
	(Unaudited)
ASSETS
Cash and cash equivalents	$10,888	$5,741
Receivables, net	186,628	141,949
Inventories	121,226	120,202
Deferred tax asset	23,359	28,439
Prepaid expenses and other current assets	13,586	12,131
Assets of discontinued operations	80,556	86,628

Total current assets	436,243	395,090

Property, plant and equipment, net	165,183	159,094
Goodwill	61,913	62,616
Deferred tax asset, net	383	408
Other intangible assets, net	16,425	18,474
Other assets	4,471	6,097

Total assets	$684,618	$641,779

LIABILITIES AND STOCKHOLDERS’ EQUITY
Foreign bank lines of credit	$9,234	$7,297
Current maturities of long-term debt	10,397	11,565
Accounts payable	71,269	62,505
Accrued liabilities	31,787	20,367
Liabilities of discontinued operations	14,022	10,456

Total current liabilities	136,709	112,190

Long-term debt, less current portion	153,635	158,616
Deferred tax liability	10,977	5,923
Other noncurrent liabilities	3,697	4,386

Total liabilities	305,018	281,115

Common Stock, $0.01 par value, 100,000,000 shares authorized 91,064,717 and 90,215,715 shares issued, respectively	910	902
Paid-in capital	455,856	450,319
Accumulated other comprehensive income	10,701	13,988
Retained deficit	(72,774)	(104,545)
Less treasury stock, at cost; 2,618,195 shares	(15,093)	—

Total stockholders’ equity	379,600	360,664

Total Liabilities and Stockholders’ Equity	$684,618	$641,779

Newpark Resources, Inc.
Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
(In thousands)	2008	2007

Cash flows from operating activities:
Net income	$31,771	$19,916

Adjustments to reconcile net income to net cash provided by operations:
Net income from discontinued operations	(2,762)	(2,563)
Net loss on disposal of discontinued operations	—	2,173
Depreciation and amortization	18,283	14,835
Stock-based compensation expense	4,034	2,270
Provision for deferred income taxes	10,130	8,385
Provision for doubtful accounts	1,752	530
(Gain) loss on sale of assets	(345)	193
Change in assets and liabilities:
(Increase) decrease in receivables	(49,170)	3,872
Increase in inventories	(7,038)	(1,340)
Increase in other assets	(3,871)	(3,994)
Increase in accounts payable	9,635	7,606
Increase (decrease) in accrued liabilities and other	10,901	(4,099)

Net operating activities of continuing operations	23,320	47,784
Net operating activities of discontinued operations	13,899	15,018

Net cash provided by operating activities	37,219	62,802

Cash flows from investing activities:
Capital expenditures	(16,621)	(13,227)
Proceeds from sale of property, plant and equipment	522	888
Business acquisitions	—	(21,919)

Net investing activities of continuing operations	(16,099)	(34,258)
Net investing activities of discontinued operations	(551)	153

Net cash used in investing activities	(16,650)	(34,105)

Cash flows from financing activities:
Net payments on lines of credit	(1,625)	(15,766)
Principal payments on notes payable and long-term debt	(2,116)	(20,806)
Proceeds from exercise of stock options and ESPP	1,897	2,016
Purchase of treasury stock	(15,093)	—

Net financing activities of continuing operations	(16,937)	(34,556)
Net financing activities of discontinued operations	(63)	(45)

Net cash used in financing activities	(17,000)	(34,601)

Effect of exchange rate changes	1,578	580

Net increase (decrease) in cash and cash equivalents	5,147	(5,324)

Cash and cash equivalents at beginning of year	5,741	12,736

Cash and cash equivalents at end of year	$10,888	$7,412